UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 10, 2020

Coupa Software Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-37901	20-4429448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1855 S. Grant Street

San Mateo, CA 94402

(Address of principal executive offices, including zip code)

650-931-3200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	COUP	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this report under the headings “Indenture” and “Capped Call Transactions” is incorporated by reference into this Item 1.01.

The net proceeds from the offering of the Notes (as defined below), given the initial purchasers’ full exercise of their option to purchase additional notes, were approximately $1.35 billion after deducting the initial purchasers’ discount and estimated offering expenses payable by Coupa Software Incorporated (the “Company”). The Company used approximately $192.8 million of the net proceeds to pay the cost of the capped call transactions described below. The Company also used approximately $167.7 million of the net proceeds to repurchase for cash approximately $33.0 million of aggregate principal amount of the Company’s outstanding 0.375% Convertible Senior Notes due 2023 (the “2023 Notes”). The Company also entered into agreements to repurchase for cash an additional approximately $56.0 million of aggregate principal amount of the 2023 Notes based on the volume-weighted average price of the Company’s common stock (“Common Stock”) over a period following the pricing of the Notes. Based on the closing price of the Common Stock on June 10, 2020, the Company expects to use approximately $281.9 million of the net proceeds from the offering to complete these additional repurchases of 2023 Notes. The Company intends to use the remainder of the net proceeds from this offering for general corporate purposes, potential acquisitions and strategic transactions and working capital.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and Indenture described in Item 8.01 of this report are incorporated herein by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this report under the headings “Purchase Agreement” and “Indenture” is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

Purchase Agreement

On June 10, 2020, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC, BofA Securities, Inc., Barclays Capital Inc., and J.P. Morgan Securities LLC, as representatives (the “Representatives”) of the purchasers named therein (collectively, the “Initial Purchasers”), relating to the Company’s sale of $1.38 billion aggregate principal amount of its 0.375% Convertible Senior Notes due 2026 (the “Notes”) to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers. To the extent that any shares of Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof. A maximum of 6,167,772 shares of Common Stock may be issued upon conversion of the Notes, subject to adjustment.

Indenture

The Notes were issued pursuant to an Indenture, dated as of June 15, 2020 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee. The Notes are senior, unsecured obligations of the Company, and interest is payable semiannually in cash at a rate of 0.375% per annum on each June 15 and December 15, beginning on December 15, 2020. The Notes mature on June 15, 2026 unless redeemed, repurchased or converted in accordance with their terms prior to such date.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may become due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

1)	default by the Company in any payment of interest on any of the Notes when due and payable, and such default continues for a period of 30 days;

2)	default by the Company in the payment of principal of any of the Notes when the same becomes due and payable at the maturity date, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

3)	failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon the exercise of a holder’s conversion right, and such failure continues for a period of three business days;

4)	failure by the Company to give a fundamental change notice or a notice of a specified corporate transaction at the time and in the manner provided in the Indenture;

5)	failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

6)	failure by the Company to comply with any of its agreements under the Notes or the Indenture (other than a covenant or agreement in respect of which a default or breach is specifically addressed in Clauses (1) through (5) above) and such breach continues for a period of 60 days after written notice of such failure is delivered to the Company by the trustee or by holders of 25% or more in aggregate principal amount of the Notes then outstanding;

7)	a default by the Company or any of its significant subsidiaries, as defined in Rule 1-02(w) of Regulation S-X, under any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $75,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such significant subsidiary, and such default

a.	results in such indebtedness becoming due and payable, or

b.	constitutes a failure to pay when due and payable (after the expiration of all applicable grace periods), at its stated maturity, upon required repurchase, acceleration or otherwise, the principal of any such indebtedness; or

8)	certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries occurs.

The Notes are convertible at an initial conversion rate of 3.3732 shares of Common Stock per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $296.45 per share of Common Stock, subject to adjustment. Prior to the close of business on the business day immediately preceding March 15, 2026, such conversion is subject to the satisfaction of certain conditions set forth below. On or after March 15, 2026, holders may convert all or a portion of their notes at any time prior to close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, holders will receive cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

Holders of the Notes who convert their Notes in connection with a Make-Whole Fundamental Change or during a Redemption Period (each as defined in the Indenture) are, under certain circumstances, entitled to an increase in the conversion rate. Additionally, in the event of a Fundamental Change (as defined in the Indenture), holders of the Notes may require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid interest to, but excluding, the repurchase date.

Holders of the Notes may convert all or a portion of their Notes prior to the close of business on the business day immediately preceding March 15, 2026, in multiples of $1,000 principal amount, only under the following circumstances:

•	during any fiscal quarter commencing after the fiscal quarter ending on October 31, 2020 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day;

•	during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of that ten consecutive trading day period was less than 98% of the product of the last reported sale price of Common Stock and the conversion rate of the Notes on each such trading day;

•	after the Company’s issuance of a notice of redemption and prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.

Capped Call Transactions

On June 10, 2020, in connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with each of Goldman Sachs & Co. LLC, Bank of America, N.A., Barclays Bank PLC, Bank of Montreal and Deutsche Bank AG, London Branch or their respective affiliates (the “Capped Call Counterparties”). On June 12, 2020, in connection with the Initial Purchasers’ exercise of their option to purchase additional Notes, the Company entered into privately negotiated additional capped call transactions (the “Additional Capped Call Transactions,” and together with the Base Capped Call Transactions, the “Capped Call Transactions”) with the Capped Call Counterparties. The Capped Call Transactions initially cover, subject to customary anti-dilution adjustments, the number of shares of Common Stock that initially underlie the Notes, including the Notes purchased pursuant to the option to purchase additional Notes. The cap price of the Capped Call Transactions is initially approximately $503.42 per share of Common Stock, representing a premium of 125% above the last reported sale price of $223.74 per share of Common Stock on June 10, 2020, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions are expected generally to reduce or offset potential dilution to holders of Common Stock upon conversion of the Notes and/or offset the potential cash payments that the Company could be required to make in excess of the principal amount of any converted Notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price.

In connection with establishing their initial hedge of the Capped Call Transactions, the Capped Call Counterparties have advised the Company that they and/or their respective affiliates expect to enter into various derivative transactions with respect to Common Stock and/or purchase Common Stock concurrently with, or shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Common Stock or the Notes concurrently with, or shortly after, the pricing of the Notes.

In addition, the Capped Call Counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Common Stock and/or purchasing or selling Common Stock in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes. This activity could reduce (or avoid an increase in) the market price of Common Stock or the Notes, which could affect noteholders’ ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of such Notes.

The Capped Call Transactions are separate transactions entered into by the Company with the Capped Call Counterparties, are not part of the terms of the Notes, and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

Forms of the Base Capped Call Transaction confirmation (the “Base Capped Call Confirmations”) and the Additional Capped Call Transaction confirmation (the “Additional Capped Call Confirmations,” and together with the Base Capped Call Confirmations, the “Capped Call Confirmations”) are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference. The description of the Base Capped Call Confirmations and the Additional Capped Call Confirmations contained in this Form 8-K is qualified in its entirety by reference to Exhibits 99.1 and 99.2.

On June 15, 2020, the Company issued a press release announcing the closing of its offering of $1.38 billion of aggregate principal amount of the Notes, including the exercise in full of the Initial Purchasers’ option to purchase additional Notes. A copy of the press release is attached as Exhibit 99.3.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1

Indenture (including form of Note) with respect to the Company’s 0.375% Convertible Senior Notes due 2026, dated as of June 15, 2020, between the Company and Wilmington Trust, National Association, as trustee

99.1	Form of Base Capped Call Confirmation

99.2	Form of Additional Capped Call Confirmation

99.3	Press release dated June 15, 2020

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coupa Software Incorporated

By:	/s/ Todd Ford
Todd Ford
Chief Financial Officer (Principal Financial Officer)

Dated: June 16, 2020